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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Board of Directors
Arlington Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (nos. 333-72742 and 333-32333) and Form S-8 (nos. 333-18887,
333-32331, and 333-111724) of Arlington Hospitality, Inc. of our report dated March 29, 2005, relating to the consolidated balance sheets of Arlington Hospitality, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2004, Annual Report on Form 10-K of Arlington Hospitality, Inc.

                                                          /s/ Grant Thornton LLP

Chicago, Illinois
March 29, 2005